 FOR IMMEDIATE RELEASE

Investor Contacts:

John Bluth
Senior Director,
Corporate Communications & Investor Relations
CV Therapeutics, Inc.
(650) 384-8850

Dahlia Bailey
Senior Investor Relations Manager
CV Therapeutics, Inc.
(650) 384-8585

Media Contacts:

John Bluth
Senior Director,
Corporate Communications & Investor Relations
CV Therapeutics, Inc.
(650) 384-8850

Brendan Doherty
Manager, Public Relations
CV Therapeutics, Inc.
(650) 384-8372

CV THERAPEUTICS FILES APPLICATION FOR EUROPEAN MARKETING APPROVAL OF RANOLAZINE FOR TREATMENT OF CHRONIC ANGINA

PALO ALTO, Calif., December 20, 2006 - CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that a Marketing Authorization Application (MAA) seeking approval of ranolazine for the treatment of chronic angina has been filed with the European Medicines Agency (EMEA). The MAA includes additional data and results from studies conducted after March 2004.

The MAA for ranolazine, a new chemical entity, has been filed for review under the EMEA centralized procedure by the company's European subsidiary, CV Therapeutics Europe, Ltd.

"A new anti-ischemic option like ranolazine could meet a significant unmet medical need in Europe," said Louis G. Lange, M.D., Ph.D., chairman and chief executive officer of CV Therapeutics. "With ranolazine now on the market in the U.S., we look forward to bringing the benefits of ranolazine to patients around the world."

Chronic angina is a serious and debilitating heart condition, usually associated with coronary artery disease and marked by repeated and sometimes unpredictable attacks of chest pain.

About CV Therapeutics
CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved product, Ranexa(R) (ranolazine extended-release tablets) is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies and CVT-6883, which is being developed as a potential treatment for asthma and other conditions. Regadenoson and CVT-6883 have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including; the conduct and timing of studies; timing of regulatory submissions; timing of regulatory review and approval; commercialization of products; market acceptance of products; dependence on lead product; dependence on performance of commercialization partners; intellectual property protection and disputes; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.